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                             UNDERWRITING AGREEMENT

         AGREEMENT made this __ day of November, 1997, by and between Merrill Lynch Life Insurance Company ("MLLIC"), an Arkansas corporation, and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Delaware corporation.

                                   WITNESSETH:

         WHEREAS, MLLIC intends to issue single premium modified guaranteed annuity contracts ("Contracts"); and

         WHEREAS, MLLIC wishes to arrange for the underwriting of the Contracts in conformity with the requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"); and

         WHEREAS, MLPF&S is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the 1934 Act and is a member of the National Association of Securities Dealers, Inc. ("NASD");

         NOW, THEREFORE, the parties hereto agree as follows:

         1. MLLIC hereby appoints MLPF&S as its representative for the distribution of the Contracts, and MLPF&S hereby agrees to use its best efforts to sell and distribute the Contracts through its registered representatives, in accordance with the terms set forth in the currently effective registration statement(s) for the Contracts; provided, that with the approval of MLLIC, MLPF&S may arrange with other broker-dealers ("selling firms") for the sale of the Contracts and execute agreements relating thereto upon such terms and conditions as MLPF&S and MLLIC deem appropriate. Specifically, MLPF&S shall take reasonable steps to ensure that any selling firm and such selling firm's registered representatives soliciting applications for the Contracts shall be appropriately licensed, registered or otherwise qualified to solicit applications and offer the Contracts for sale under the insurance (and, if applicable, the blue sky) laws of each state or other jurisdiction in which MLLIC is licensed to sell the Contracts and under the federal securities laws. MLPF&S shall take reasonable steps to ensure that each selling firm trains, supervises, and controls its registered representatives in compliance with


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applicable laws and regulations including, but not limited to: (1) conducting such training as in the opinion of MLPF&S is necessary to accomplish the purposes of this Agreement, and (2) establishing and implementing reasonable written procedures for supervision of sales practices of agents, representatives, or brokers selling the Contracts.

         2. Unless otherwise permitted by applicable law, each person engaged in the sale of Contracts must be both a licensed and appointed agent of MLLIC and a "person associated with a broker or dealer" as that term is defined in Section 3(a)(18) of the 1934 Act. With respect to all persons associated with it who will be engaged in the sale of the Contracts, MLPF&S will be responsible for their training, qualification, registration, supervision and control, in the manner and to the extent required by the applicable rules of the SEC and NASD and by any applicable securities laws or rules of the various states relating to the sale of the Contracts. MLLIC reserves the right to refuse to appoint any person proposed to be associated with MLPF&S as an agent, or if appointed, to terminate such appointment in its sole discretion. From time to time as requested by MLLIC, MLPF&S will furnish to it a list of all persons associated with it authorized to sell the Contracts.

         3. MLPF&S will prepare and maintain all books and records relating to the Contracts which are required to be maintained by it under the 1934 Act.

         4. Any Contract premium received by MLPF&S will be made payable to MLLIC and will be forwarded promptly to MLLIC, or the service office designated by it, as the case may be. MLLIC reserves the right to reject any application or any premium in its sole discretion, and reserves the right to terminate the offering of the Contracts at any time upon reasonable notice to MLPF&S.

         5. MLLIC will furnish to MLPF&S currently effective prospectuses relating to the Contracts in such numbers as MLPF&S may reasonably require from time to time. MLPF&S will use its best efforts to obtain any approvals or clearances required from the NASD with respect to all sales materials relating to the Contracts. Any sales materials


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relating to the Contracts prepared by MLPF&S must comply with all applicable federal and state laws, regulations, and other applicable rules, including applicable Conduct Rules of the NASD, and be approved by MLLIC prior to their use.

         6. All commissions payable by MLLIC in connection with Contract sales will be payable to the appropriate general agent affiliated with MLPF&S in accordance with the terms of the agreement with such general agent then in effect. If any provision of any such agreement applicable to the Contracts conflicts with any provision of this Agreement, the provision of this Agreement shall govern.

         7. This Agreement may be terminated at any time by either party hereto on sixty (60) days' written notice.

         8. This Agreement shall be subject to the provisions of the 1934 Act and the rules, regulations and rulings thereunder and applicable rules and regulations of the NASD, from time to time in effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                         MERRILL LYNCH LIFE INSURANCE COMPANY

                                         By
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ATTEST:

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                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                            INCORPORATED

                                         By
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ATTEST:

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